Exhibit 99.1
ALTRA HOLDINGS ANNOUNCES
RECORD FINANCIAL RESULTS FOR THE FIRST QUARTER OF 2008
QUINCY, MA — May 5, 2008
Altra Holdings, Inc. (NASDAQ: AIMC), a leading global supplier of clutch brakes, couplings, gearing, belted drives and power transmission components, today announced unaudited financial results for the first quarter of 2008.
Financial Highlights
•	Quarterly net sales increased 23.0% year-over-year to a record $163.2 million. Adjusted for acquisitions, sales grew 4.8% for the first quarter of 2008.

•	Recurring diluted EPS from continuing operations was $0.37 for the quarter compared with $0.29 in the prior-year quarter, an increase of 27.6%.

•	Operating margin was 12.6% of Sales, an improvement of 36.4%.

•	Improved leverage to 2.4X, Net-Debt to Adjusted EBITDA.

•	Company reconfirms 2008 guidance.
Executive Comments on the First Quarter
“We delivered another quarter of record financial performance,” said Michael L. Hurt, Chairman and CEO. “We continued to deliver strong growth and improved operating margins which resulted in a significant increase in earnings per share. Sales leverage, productivity improvements, low-cost country sourcing, price increases and synergies from our acquisitions enabled us to offset cost increases and improve operating margins.”
“We also continued to strengthen our balance sheet in the first quarter,” added Hurt. “We reduced our debt by retiring $1.3 million of our 11 1/4 % Senior Notes, and the debt outstanding under the TB Wood’s Credit Facility was reduced by $1.7 million. In addition, our cash position increased to $59.0 million at the end of the quarter due to the generation of cash flow from operations and the proceeds received from the previously announced divestiture of the Adjustable Speed Drives Business.”

Financial Results
Net sales for the first quarter of 2008 increased 23.0% to a record $163.2 million from $132.7 million in the first quarter of 2007. The growth rate, adjusted for acquisitions, was 4.8% in the quarter.
Operating income for the first quarter increased 36.4% to $20.6 million from $15.1 million in the first quarter of 2007. Excluding restructuring charges, operating income for the first quarter of 2008 was $21.4 million, or 13.1% of sales.
Reported net income for the first quarter was $8.6 million, or $0.33 per diluted share, compared with $3.8 million, or $0.16 per diluted share, for the first quarter of 2007.
Recurring diluted earnings per share from continuing operations for the first quarter of 2008 grew to $0.37 per diluted share from $0.29 per diluted share in the first quarter of 2007.
Business Outlook
“We are encouraged by our prospects in 2008 as we continue to focus on meeting the needs of our customers, enhancing our operating margins and reducing our debt,” continued Hurt. “Our international markets, as well as a number of our end markets, including metals, mining, power generation, aerospace and defense remain strong. In addition, we continue to raise prices, and reduce our operating expenses in order to offset labor and material cost increases. Considering that our orders are at a higher level than a year ago and our backlog continued to grow during the quarter, we remain optimistic that 2008 will be another growth year for Altra, even in a softer US economic environment. Based on our excellent performance in the first quarter and our current view of the market, we are confirming our 2008 guidance.”
For 2008, the company is forecasting net sales to be in the range of $630 million to $645 million, EBITDA to be $98 to $105 million, and diluted earnings per share to be $1.20 to $1.35. Altra Holdings expects capital expenditures in the range of $16.0 to $19.0 million, depreciation and amortization in the range of $21.0 to $23.0 million and a tax rate of approximately 36.0%. This guidance reflects the effect of the divestiture of the Adjustable Speed Drives business.

Altra Holdings

	(Unaudited)
Statement of Income Data:	Quarter Ended
In Thousands of Dollars, except per share amounts	March 29, 2008	March 31, 2007

Net sales	$163,182	$132,706
Cost of sales	115,384	94,658

Gross profit	47,798	38,048
Gross profit as a percent of net sales	29.3%	28.7%
Selling, general & operating expenses	26,444	22,121
Restructuring Expense	733	793

Operating income	20,621	15,134
Operating income as a percent of net sales	12.6%	11.4%
Interest expense, net	7,441	9,148
Other income	(626)	(47)

Income from continuing operations before taxes	13,806	6,033
Income taxes	4,849	2,265

Income tax rate	35.1%	37.5%
Net income from continuing operations	8,957	3,768
Net loss from discontinued operations, net of taxes of $297	(397)	—

Net income	$8,560	$3,768

Weighted Average common shares outstanding
Basic	25,472	21,880
Diluted	26,063	22,878

Earnings per share — Basic
Net income from continuing operations	$0.35	$0.17
Net loss from discontinued operations	(0.01)	—

Net income	$0.34	$0.17

Earnings per share — Diluted
Net income from continuing operations	$0.34	$0.16
Net loss from discontinued operations	(0.01)	—

Net income	$0.33	$0.16

Other Financial Data:
Depreciation & amortization	5,540	4,465
Capital expenditures	4,494	1,034

Reconciliation of Recurring Net Income:

Net income from continuing operations	$8,957	$3,768

Restructuring charges, net of tax	476	495
Premium & deferred financing expense eliminated on redeemed 11.25% bonds, net of tax	75	2,375
Deferred financing expense eliminated on pay down of TB Wood’s revolving credit facility, net of tax	100	—

Recurring net income	$9,608	$6,638

Balance Sheet	(Unaudited)
In Thousands of Dollars	March 29, 2008	December 31, 2007

Assets:
Current Assets
Cash and cash equivalents	58,962	45,807
Trade Receivables, net	90,371	73,248
Inventories, net	102,104	101,835
Deferred income taxes	8,704	8,286
Receivable from sale of Electronics	—	17,100
Prepaid expenses and other	7,364	5,578
Assets held for sale	4,676	1,161

Total current assets	272,181	253,015
Property, plant and equipment, net	114,965	116,610
Intangible assets, net	88,175	88,943
Goodwill	115,535	114,979
Deferred income taxes	145	231
Other assets	5,800	6,747

Total assets	$596,801	$580,525

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	42,780	41,668
Accrued payroll	16,435	16,988
Accruals and other liabilities	25,584	22,001
Taxes payable	3,441	—
Deferred income taxes	8,060	8,060
Current portion of long-term debt	3,372	2,667

Total current liabilities	99,672	91,384
Long-term debt, less current portion and net of unaccreted discount and premium	287,676	291,399
Deferred income taxes	24,964	24,490
Pension liabilities	13,046	13,431
Other post retirement benefits	2,953	3,170
Long-term taxes payable	5,717	5,911
Other long-term liabilities	4,389	4,308

Total stockholders’ equity	158,384	146,432

Total liabilities and stockholders’ equity	$596,801	$580,525

The company will conduct an investor conference call on Tuesday, May 6, 2008 at 11:00 AM EDT to discuss its unaudited first-quarter 2008 financial results. The public is invited to listen to the conference call by dialing 800-895-0231 domestically or 785-424-1054 for international access, and asking to participate in Conference ID# ALTRA. Also the company has posted slides on its web site at www.altramotion.com in the Investor Relations Section in the Events & Presentations tab to help the participants better follow the discussion. A replay of the recorded conference call will be available until midnight on May 13, 2008. To listen to the replay, dial 800-283-8486 domestically or 402-220-0869 for international access.
Altra Holdings, Inc., through its wholly-owned subsidiary Altra Industrial Motion, Inc., is a leading multinational designer, producer and marketer of a wide range of mechanical power transmission products. The company brings together strong brands covering over 40 product lines with production facilities in twelve countries and sales coverage in over 70 countries. Our leading brands include Boston Gear, Warner Electric, TB Wood’s, Formsprag Clutch, Ameridrives Couplings, Industrial Clutch, Kilian Manufacturing, Marland Clutch, Nuttall Gear, Stieber Clutch, Wichita Clutch, Twiflex Limited, Bibby Transmissions, Matrix International, Inertia Dynamics, Huco Dynatork and Warner Linear.
Discussion of Non-GAAP Measures
As used in this news release and the accompanying slides posted on its website, non-GAAP recurring diluted earnings per share is calculated using net income from continuing operations that excludes premiums and interest expense associated with extinguished debt and restructuring charges that management does not consider to be directly related to the company’s core operating performance. Non-GAAP recurring diluted net income per share is calculated by dividing non-GAAP recurring net income by GAAP weighted average shares outstanding (diluted).
Altra believes that the presentation of non-GAAP recurring net income, non-GAAP recurring diluted earnings per share, and adjusted EBITDA provides important supplemental information to management and investors regarding financial and business trends relating to the company’s financial condition and results of operations. For further information regarding why Altra believes that these non-GAAP measures provide useful information to investors, and some of the limitations associated with the use of these measures, please refer to the company’s Current Report on Form 8-K filed today with the SEC. The Form 8-K is available on the SEC’s website at www.sec.gov.

Forward Looking Statements
All statements, other than statements of historical fact included in this release are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on financial data, market assumptions and business plans available only as of the time the statements are made, which may become out of date or incomplete. Forward-looking statements are inherently uncertain, and investors must recognize that events could differ significantly from our expectations. In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) competitive pressures, (2) changes in economic conditions in the US and abroad, (3) loss of distributors, (4) the ability to develop new products and respond to customer needs, (5) risks associated with international operations, including currency risks, (6) accuracy of estimated forecasts of OEM customers, (7) increased costs of raw materials used in our products, (8) product liability claims, (9) work stoppages and other labor issues, (10) changes in environmental, tax and other laws and changes in the enforcement of laws, (11) loss of key management and other personnel, (12) changes in pension and retirement liabilities, (13) the ability to achieve business plans, including with respect to an uncertain economic environment; (14) the ability to successfully execute, manage and integrate key acquisitions and mergers (15) failure to obtain or protect intellectual property rights, (16) failure of operating equipment or information technology infrastructure and (17) risks associated with our debt leverage and operating covenants under our debt instruments, (18) as well as other risks, uncertainties and other factors described in the company’s Form 10-Q, Form 10-K and in the company’s other filings with the U.S. Securities and Exchange Commission (SEC) or in materials incorporated therein by reference. Altra Holdings, Inc. is under no obligation to, and expressly disclaims any obligation to, update or alter its forward looking statements, whether as a result of new information, future events or otherwise. AIMC-E
SOURCE: Altra Holdings documents
###
CONTACT INFORMATION:
Christian Storch
Chief Financial Officer
Phone: (617) 689-6380
Email: Christian.storch@altramotion.com